RBB FUND TRUST 485BPOS

Exhibit 99.(d)(50)

EXPENSE WAIVER AGREEMENT

This EXPENSE WAIVER AGREEMENT (the “Agreement”), is effective as of the 16th day of January, 2026, by and among Tweedy, Browne Company LLC, a Delaware limited liability company (the “Adviser”) and The RBB Fund Trust, a Delaware statutory trust (the “Trust”), with respect to the Tweedy, Browne Insider + Value ETF (the “Fund”).

WHEREAS, the Adviser has advised the Board of Trustees of the Trust (the “Board”) that it desires to limit the Fund’s total annual fund operating expenses to 0.80% of the Fund’s average daily net assets per year (excluding certain items noted below); and

WHEREAS, the Board has considered the Adviser’s request and agrees that limiting the Fund’s expenses, as provided for in this Agreement, is in the best interest of the Fund and its shareholders;

NOW, THEREFORE, the parties hereto agree as follows:

1.	FEE WAIVER.

With respect to the Fund, for the period commencing January 16, 2026 through at least December 31, 2027, the Adviser has contractually agreed to reimburse expenses for the Fund in an amount sufficient to keep the total annual fund operating expenses (excluding brokerage fees, certain insurance costs, interest and extraordinary and other non-routine expenses (such as litigation and indemnification expenses)) to 0.80% of the Fund’s average daily net assets per year.

The Adviser understands and intends that the Fund will rely on this Agreement in preparing and filing its registration statements on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value (and otherwise) and expressly permits the Fund to do so.

2.	TERM AND TERMINATION OF AGREEMENT.

This Agreement shall become effective on the date specified herein for an initial term running through December 31, 2027, and may be continued, with respect to the Fund, from year to year thereafter, subject to annual approval by the Board. Notwithstanding the foregoing, this Agreement may not be terminated, with respect to the Fund, prior to the close of business on December 31, 2027, without the approval of the Trust’s Board. This Agreement will automatically terminate, with respect to the Fund, if the investment advisory agreement is terminated with respect to the Fund, with such termination effective upon the effective date of the investment advisory agreement’s termination with respect to the Fund.

3.	MISCELLANEOUS.

3.1        CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2        INTERPRETATION. This Agreement shall be governed by applicable federal laws, rules and regulations and the laws of the State of Delaware, without regard to conflicts of law provisions thereof; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act, the Investment Advisers Act of 1940 or other applicable federal law.

3.3        LIMITATION OF LIABILITY. The obligations and expenses incurred, contracted for or otherwise existing with respect to the Fund shall be enforced against the assets of the Fund and not against the assets of any other fund.

3.4        AMENDMENT TO THIS AGREEMENT. This Agreement may be amended only by a written agreement signed by each of the parties to which the amendment relates.

3.5        ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

3.6        SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the 16th day of January, 2026.

Tweedy, Browne Company LLC		The RBB Fund Trust. on behalf of Tweedy, Browne Insider + Value ETF

By:	/s/ Jason Minard	By:	/s/ James G. Shaw
	Name: Jason Minard		Name: James G. Shaw
	Title: Managing Director		Title: CFO/CCO & Secretary

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